UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2015

ANTARES PHARMA, INC.

(Exact name of registrant specified in its charter)

Delaware	1-32302	41-1350192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Princeton South, Suite 300, Ewing, NJ	08628
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (609) 359-3020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

Antares Pharma, Inc. (the “Company”) is currently in the process of finalizing its financial results for the quarter ended March 31, 2015. Set forth below are certain preliminary estimates for the quarter ended March 31, 2015, based on information currently available, as of the date of this report.

While complete financial information and operating data are not available, based on information currently available, we estimate total revenue, basic and diluted net loss per common share and cash, cash equivalents and short-term investments for the quarter ended March 31, 2015 to be $8.3 million, $(0.05) and $26.5 million, respectively. The Company did not sell any VIBEX® epinephrine devices to Teva in the quarter ended March 31, 2015, however, shipments commenced in April 2015. The decrease in cash, cash equivalents and short-term investments in the quarter ended March 31, 2015 was approximately $5.5 million higher than the decrease in cash, cash equivalents and short-term investments in the quarter ended December 31, 2014. This was primarily attributable to less cash received from development partners and customers in the quarter ended March 31, 2015 as compared to the prior quarter and the payment of bonuses to employees and the funding of employer matching contributions for full-year 2014 employee contributions to our 401(k) savings plan in the first quarter of 2015.

These preliminary estimates have been prepared by, and are the responsibility of, our management. Our independent registered public accounting firm, KPMG LLP, has not audited or reviewed, and does not express an opinion with respect to these estimates. Our actual revenue and net loss per common share for the quarter ended March 31, 2015 and our actual cash, cash equivalents and short-term investments as of March 31, 2015 may differ from these estimates due to the completion of our closing procedures with respect to the quarter ended March 31, 2015, final adjustments, our identification of items that would require us to make material adjustments to the preliminary financial information presented above and other developments that may arise between now and the time the financial results for the quarter are finalized. We expect to complete our closing procedures with respect to the quarter ended March 31, 2015, and announce our financial results for the quarter ended March 31, 2015, on May 11, 2015. Accordingly, these estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with accounting principles generally accepted in the United States.

The information furnished pursuant to Item 2.02 of this Current Report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific references in such filing.

This Current Report on Form 8-K contains forward-looking statements. All statements that address operating performance, events or developments that the Company expects or anticipates will occur in forward-looking statements, including statements regarding expected financial results for the quarter ended March 31, 2015. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from the Company’s historical experience and its present expectations or projections. These risks and uncertainties include, but are not limited to, those described above and in “Item 1A. Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and those described from time to time in other reports which the Company files with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.

Date:	May 5, 2015	By:	/s/ James E. Fickenscher
		Name:	James E. Fickenscher
		Title:	Senior Vice President, Chief Financial Officer